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 FORM 4                                                  OMB APPROVAL
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----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
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                                                -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*

   CIBC Oppeheimer Advisers, L.L.C.
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   (Last)           (First)               (Middle)

   622 Third Avenue
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                   (Street)

    New York           NY                  10017
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   (City)           (State)                (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    Stratigos Fund, L.L.C. (no ticker symbol)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Day/Year

   07/01/01
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (specify below)
       Investment Adviser
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                                                                  Page 2 of 5

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Stratigos Fund,
L.L.C., Limited
Liability Company
Interests                   07/01/01                 P               $100,000    A               $100,000(1)        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                  9.        10.
                                                                                                  Number    Owner-
                                                                                                  of        ship
                                                                                                  Deriv-    Form
             2.                                                                                   ative     of
             Conver-                    5.                              7.                        Secur-    Deriv-
             sion                       Number of                       Title and Amount          ities     ative
             or                         Derivative    6.                of Underlying     8.      Bene-     Secur-   11.
             Exer-             4.       Securities    Date              Securities        Price   ficially  ity:     Nature
             cise              Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Owned     Direct   of
             Price   3.        action   or Disposed   Expiration Date   ----------------  Deriv-  at        (D) or   In-
1.           of      Trans-    Code     of(D)         (Month/Day/Year)            Amount  ative   End       In-      direct
Title of     Deriv-  action    (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative   ative   Date      8)       4 and 5)      Date     Expira-            Number  ity     Month     (I)      ship
Security     Secur-  (mm/dd/   ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)       Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Explanation of Responses:

(1) Following the contribution, as of July 1, 2001, CIBC Oppeheimer Advisers, L.L.C. directly owned 0.63% of the Limited Liability Company Interests of Stratigos Fund, L.L.C.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                                  CIBC OPPEHEIMER ADVISERS, L.L.C.

                                  BY:  CIBC WORLD MARKETS CORP.,
                                       MANAGING MEMBER

                                  BY:  /s/ Howard M. Singer             03/26/03
                                  ---------------------------------     --------
                                  Name:  Howard M. Singer                 Date
                                  Title: Managing Director